As filed with the Securities and Exchange Commission on July 24, 2018

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) or 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

BANK OF AMERICA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	56-0906609
(State of incorporation or organization)	(IRS Employer Identification No.)

BANK OF AMERICA CORPORATION

Bank of America Corporate Center

100 North Tryon Street

Charlotte, North Carolina

(Address of principal executive offices)

28255

(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Depositary Shares, each representing a 1/1,000th interest in a share of 5.875% Non- Cumulative Preferred Stock, Series HH	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates:

333-224523

Securities to be registered pursuant to Section 12(g) of the Act:

None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered

The securities to be registered hereby are the depositary shares (the “Depositary Shares”), each representing a 1/1,000th interest in a share of 5.875% Non-Cumulative Preferred Stock, Series HH (the “Preferred Stock”), of Bank of America Corporation (the “Registrant”). The descriptions of the Preferred Stock and the Depositary Shares are contained in (i) the Registrant’s Prospectus, dated June 29, 2018 (the “Prospectus”), included in the Registrant’s registration statement on Form S-3 (File No. 333-224523) under the captions “Description of Preferred Stock” and “Description of Depositary Shares” and (ii) the Registrant’s Prospectus Supplement, dated July 17, 2018, under the captions “Description of the Preferred Stock” and “Description of the Depositary Shares,” and those sections are incorporated herein by reference.

Item 2.	Exhibits

Exhibit No.	Description

3.1	Certificate of Designations of the Preferred Stock, dated July 24, 2018

4.1	Deposit Agreement, dated July 23, 2018, among the Registrant, Computershare Inc., Computershare Trust Company, N.A. and the Holders from time to time of the Depositary Receipts

4.2	Form of Depositary Receipt for the Depositary Shares (included in Exhibit 4.1)

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: July 24, 2018

BANK OF AMERICA CORPORATION

By:	/S/ ROSS E. JEFFRIES, JR.
Ross E. Jeffries, Jr.
Deputy General Counsel and Corporate Secretary

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